Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Deyu Agriculture Corp. of our report dated March 18, 2010 relating to the consolidated financial statements of City Zone Holdings Limited as of and for the years ended December 31, 2009 and 2008 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Prospectus.

KCCW Accountancy Corp.
Diamond Bar, California June 15, 2010

KCCW Accountancy Corp.
22632 Golden Springs Dr. #230, Diamond Bar, CA 91765, USA
Tel: +1 909 348 7228 • Fax: +1 626 529 1580 • info@kccwcpa.com